Exhibit 99.1

FOR IMMEDIATE RELEASE

UTEK Completes Technology Transfer with Avalon Oil and Gas, Inc.
Transfer includes license for a paraffin wax removal technology

Tampa, FL, Minneapolis, MN & Laramie, WY — (BUSINESS WIRE) — July 17, 2006 — UTEK Corporation (AMEX & LSE-AIM: UTK), a specialty finance company focused on technology transfer, and Avalon Oil and Gas, Inc. (OTC BB: AOGS), an oil and gas company engaged in the acquisition of oil and gas producing properties with multiple enhancement opportunities, are pleased to announce that Avalon Oil and Gas, Inc. has acquired Ultrasonic Mitigation Technologies, Inc. (UMTI), a wholly owned subsidiary of UTEK, in a stock transaction.

UMTI holds the exclusive worldwide license for the mitigation of paraffin wax deposition from crude oil using ultrasonic waves. Varying ultrasonic transducers are positioned in production tubing walls as a means to inhibit the wax from attaching to the pipes. The technology helps prevent precipitates from forming on the pipes, and also breaks wax bonds thereby increasing flow rates and production efficiency. The technology was developed at the University of Wyoming by Dr. Brian Towler.

“Wax deposition in crude oil pumping equipment is an enormously expensive problem for nearly all oil producers around the world,” said Mr. Kent Rodriguez, Chief Executive Officer of Avalon Oil and Gas, Inc. He added, “We believe this technology will help us to maintain optimal oil viscosity and increase production efficiency.”

“We are very enthusiastic about working with Avalon Oil and Gas, Inc. as they help to develop and commercialize our new ultrasonic paraffin wax mitigation technology; I am very pleased with the work of Mr. Tony Nevshemal at the Wyoming Research Products Center to bring this technology forward,” said Bill Gern, Vice President for Research and Economic Development at the University of Wyoming.

“UTEK is pleased to consummate this technology transfer with Avalon Oil and Gas, Inc. and we look forward to continuing our efforts to identify additional technology acquisition opportunities,” said Jennifer Willis, Manager of Technology Licensing at UTEK Corporation.

About Avalon Oil and Gas, Inc.

Avalon Oil and Gas, Inc. is an independent domestic oil and natural gas producer. The Company's strategy is to generate stable cash flows and production by acquiring a portfolio of oil and gas leases, to use efficient reservoir maintenance and innovative technology to generate asset growth, and to deliver a sustainable rate of return for our shareholders. For more information about Avalon Oil and Gas, Inc., please visit its website at www.avalonoilinc.com.

About Wyoming Research Products Center

Wyoming Research Products Center’s (RPC) goals include developing a greater awareness of what the state of Wyoming, including the University’s research and development programs, can offer technology industries. RPC serves as the technology transfer office to the university and also provides similar assistance to Wyoming entrepreneurs and inventors statewide. For more information about RPC, please visit its website at http://uwadmnweb.uwyo.edu/RPC/.

About UTEK Corporation

UTEK®  is a specialty finance company focused on technology transfer. UTEK enables companies to acquire innovative technologies from universities and research laboratories worldwide. UTEK facilitates the identification and then finances the acquisition of external technologies for clients in exchange for their equity securities. This unique process is called U2B®. In addition to its U2B® service, UTEK offers companies the tools to search, analyze and manage university intellectual properties. UTEK is a business development company with operations in the United States, United Kingdom and Israel. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as UTEK or Avalon Oil and Gas, Inc. “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s or Avalon Oil and Gas, Inc.‘s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK or Avalon Oil and Gas, Inc., as appropriate, and the valuation of UTEK’s investment portfolio, which could cause actual results to differ materially from those currently anticipated. Although UTEK and Avalon Oil and Gas, Inc. believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they cannot give any assurance that their expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and both UTEK and Avalon Oil and Gas, Inc. do not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, UTEK’s dependence on the performance of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. As a result of these and other factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filings with the Securities and Exchange Commission.

Contacts:
UTEK Corporation
USA:	UK:
Tania Bernier	Bankside Consultants
813-754-4330 x 223	Steve Liebmann or Simon Bloomfield
Consulting for Strategic Growth I	+ 44 (0) 20-7367-8883
Stan Wunderlich
800-625-2236

Avalon Oil and Gas, Inc.	Wyoming Research Products Center
Kent Rodriguez	Tony Nevshemal
612-359-9020	307-766-2520